Exhibit 99.1

Investor Relations Contact:
John Lawlor, Cognos
613-738-3503
john.lawlor@cognos.com

Media Relations Contact:
Sean Reid, Cognos
613-738-1440 Ext. 3260
sean.reid@cognos.com

Cognos® Delivers Record Second Quarter Revenue and Earnings

21 Percent Growth in License Revenue Drives 52 Percent Increase in Net Income

Ottawa, ON & Burlington, MA, September 22, 2004 – Cognos Incorporated (Nasdaq: COGN; TSX: CSN – all figures in U.S. dollars), the world leader in business intelligence (BI) and corporate performance management (CPM) solutions, today announced record results for its second quarter of fiscal year 2005, ended August 31, 2004.

Revenue for the quarter was $185.2 million, an increase of 17 percent from the second quarter of last fiscal year, when revenue was $158.2 million. Net income for the quarter was $27.6 million, resulting in diluted earnings per share of $0.30. This is an increase of 52 percent compared with net income of $18.2 million and diluted earnings per share of $0.20 in the second quarter of last fiscal year.

License revenue achieved strong growth in the quarter, reaching $75.4 million. This was an increase of 21 percent compared with license revenue of $62.2 million in the second quarter of last fiscal year.

Revenue for the first six months of fiscal year 2005, ended August 31, 2004, was $358.8 million, an increase of 16 percent compared with revenue of $308.7 million for the first six months of last fiscal year. Net income for the first six months of this fiscal year was $47.7 million or $0.51 per share. This compares to net income of $30.5 million or $0.33 per share in the first six months of last fiscal year.

Highlights of the Quarter

•	Outstanding customer response to Cognos ReportNet™ driving continued strong momentum – more than $100 million in ReportNet license revenue in its first four quarters of general availability

•	109 contracts greater than $200,000 and 655 contracts greater than $50,000, an increase of 22 percent in each case, from the second quarter of last fiscal year

•	Double-digit percentage revenue growth in all three major geographies – the Americas, Europe, and Asia-Pacific

•	Major customer wins at Alinta, Deutsche Post World Net, Georgia Department of Education, Georgia Pacific, Hertz, Johnson & Johnson, JPMorgan Chase & Co., Kaiser Permanente, Purdue University, Shiseido, and the U.S. Air Force

•	Three percentage point gain in operating margin to 17.9 percent, from 14.8 percent in the second quarter of last fiscal year

•	Offer to acquire Frango; Frango’s leading consolidation and reporting products combined with the Cognos business intelligence, planning, and scorecarding solutions, will deliver the broadest and deepest corporate performance management solution in the industry.

“The Cognos team delivered another superb quarter, with record revenue and profitability, excellent operating margin performance, and BI market-leading license revenue growth,” said Cognos President and CEO Rob Ashe. “We extended our leadership in the enterprise BI and CPM market.

“Execution was strong on all fronts, as we continue to drive operational effectiveness. Our product portfolio – powered by ReportNet – is delivering unparalleled value and performance to our customers and driving major enterprise standardization wins. The outlook for Cognos is excellent – company fundamentals and our competitive position are the strongest ever.”

Cognos further strengthened its balance sheet in the quarter. The Company increased cash, cash equivalents, and short-term investments by $24.0 million to exit the quarter with $440.4 million. This included operating cash flow of $29.4 million.

Business Outlook

Management offers the following outlook, excluding the impact of the pending acquisition of Frango.

For the third quarter of fiscal 2005, ending November 30, 2004:

•	Revenue is expected to be in the range of $196 million to $198 million;

•	Diluted earnings per share are expected to be in the range of $0.32 to $0.34.

For the full fiscal year 2005, ending February 28, 2005:

•	Revenue is expected to be about $780 million;

•	Diluted earnings per share are expected to be about $1.28.

Cognos will host a Webcast and conference call to present results for its second quarter of fiscal year 2005 at 5:15 p.m. Eastern Time, today, September 22, 2004. The Webcast may be accessed at http://www.cognos.com/company/investor/events/fy05q2/index.html. The conference call may be accessed at 416-640-1907. A replay of the Webcast will also be available from the Company’s Web site, or, until October 6, 2004, by telephone at 416-640-1917, pass code 21092797#.

Safe Harbor for Forward-looking Statements

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

This press release contains forward-looking statements relating to, among other things, the Company’s expectations concerning future revenues and earnings, product demand and growth opportunities; business outlook and business momentum; new product introductions and customer reaction and acceptance of the Cognos ReportNet product; expectations concerning future benefits to be derived from the acquisition of Frango; the growth, strategic importance and acceptance of corporate performance management and business intelligence; business model and technology strategies and execution.

These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that may cause such differences include, but are not limited to: the Company’s ability to maintain revenue growth or to anticipate a decline in revenue from any of its products or services; the Company’s ability to develop and introduce new products and enhancements that respond to customer requirements and rapid technological change; new product introductions and enhancements by competitors; the Company’s ability to compete in an intensely competitive market; the Company’s ability to select and implement appropriate business models and strategies; fluctuations in its quarterly and annual operating results based on historical patterns; currency fluctuations; tax rate fluctuations; the impact of global economic conditions on the Company’s business; unauthorized use of the Company’s intellectual property; claims by third parties that the Company’s software infringes their intellectual property; the risks inherent in international operations, such as currency exchange rate fluctuations; the Company’s ability to identify, hire, train, motivate, and retain highly qualified management and other key personnel; the Company’s ability to identify, pursue, and complete acquisitions with desired business results; the failure to complete the Frango acquisition by reason of a condition to the transaction not having been met; the Company’s ability to efficiently integrate Frango and the ease in which Frango can be integrated; the existence of regulatory barriers to integration; and the Company’s ability to retain Frango personnel; as well as the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the United States Securities and Exchange Commission, as well as other periodic reports filed with the SEC. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statement to reflect any change in its expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Cognos may provide pro forma or non-GAAP measures as defined by SEC Regulation G to provide greater comparability regarding Cognos’ ongoing operating performance. If discussed, these measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (“U.S. GAAP”). These pro forma measures are unlikely to be comparable to pro forma information provided by other issuers. In accordance with SEC Regulation G, if such pro forma or non-GAAP measures are provided, a reconciliation of the Cognos U.S. GAAP information to the pro forma information will be provided in the table attached. We will also make available on the investor relations page of our web site at www.cognos.com this press release, a replay of the Webcast, slides used in the Webcast, non-GAAP financial measures that may be discussed on the Webcast, as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

About Cognos

Cognos, the world leader in business intelligence and corporate performance management, delivers software that helps companies drive, monitor and understand corporate performance.

Cognos delivers the next level of competitive advantage – Corporate Performance Management – achieved through the strategic application of business intelligence on an enterprise scale. Our integrated CPM solution helps customers drive performance through planning; monitor performance through scorecarding; and understand performance through business intelligence.

Cognos serves more than 22,000 customers in over 135 countries. Cognos enterprise business intelligence solutions and services are also available from more than 3,000 worldwide partners and resellers. For more information, visit the Cognos Web site at http://www.cognos.com.

Cognos, the Cognos logo, and ReportNet are trademarks or registered trademarks of Cognos Incorporated in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

SUPPLEMENTARY INFORMATION (unaudited):

	FY2004			FY2005

	Q2	Q3	Q4	Q1	Q2

Revenue Statistics ($000s)
Total License	62,234	72,551	93,542	66,070	75,362

Year-Over-Year Revenue Growth Statistics
Total License	13%	17%	18%	14%	21%

Geographic Distribution

Total Revenue ($000s)
Americas	96,168	96,079	114,564	104,831	110,240
Europe	47,459	58,838	74,701	54,989	57,952
Asia/Pacific	14,554	17,310	12,881	13,799	17,028

% of Total
Americas	61%	56%	57%	60%	60%
Europe	30%	34%	37%	32%	31%
Asia/Pacific	9%	10%	6%	8%	9%

Year-Over-Year Revenue Growth - Total
Americas	19%	14%	20%	16%	15%
Europe	21%	34%	32%	17%	22%
Asia/Pacific	60%	67%	10%	3%	17%

Pro Forma Year-Over-Year Revenue Growth - In Local Currency
Americas	18%	12%	17%	15%	14%
Europe	9%	16%	14%	7%	11%
Asia/Pacific	46%	42%	-8%	-9%	10%

Pro Forma Year-Over-Year Revenue Growth - Due to Foreign Currency
Americas	1%	2%	3%	1%	1%
Europe	12%	18%	18%	10%	11%
Asia/Pacific	14%	25%	18%	12%	7%

New vs Existing License Revenue - % of Total
New	32%	33%	31%	31%	38%
Existing	68%	67%	69%	69%	62%

Channel — License Revenue - % of Total
Direct	69%	70%	80%	73%	73%
Third Party	31%	30%	20%	27%	27%

Other Statistics
Cash, cash equivalents, and short-term investments ($000s)	284,442	320,895	388,241	416,362	440,410
Days sales outstanding	62	62	68	55	56
Total employees	3,011	3,001	2,966	3,027	3,062

COGNOS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME
(US$000s except share amounts, U.S. GAAP)
(Unaudited)

	Three months ended August 31,		Six months ended August 31,
	2004	2003	2004	2003

Revenue
Product license	$ 75,362	$ 62,234	$141,432	$120,035
Product support	76,156	66,162	150,943	130,289
Services	33,702	29,785	66,464	58,420

Total revenue	185,220	158,181	358,839	308,744

Cost of revenue
Cost of product license	546	1,106	1,167	2,217
Cost of product support	7,074	6,887	14,249	13,742
Cost of services	27,457	21,503	52,932	42,362

Total cost of revenue	35,077	29,496	68,348	58,321

Gross margin	150,143	128,685	290,491	250,423

Operating expenses
Selling, general, and administrative	90,230	81,495	180,739	161,733
Research and development	25,382	21,714	49,707	45,008
Amortization of intangible assets	1,369	1,991	2,741	4,096

Total operating expenses	116,981	105,200	233,187	210,837

Operating income	33,162	23,485	57,304	39,586
Interest expense	(8)	(154)	(79)	(325)
Interest income	1,781	1,543	3,185	2,587

Income before taxes	34,935	24,874	60,410	41,848
Income tax provision	7,336	6,716	12,686	11,299

Net income	$ 27,599	$ 18,158	$ 47,724	$ 30,549

Net income per share
Basic	$0.31	$0.20	$0.53	$0.34

Diluted	$0.30	$0.20	$0.51	$0.33

Weighted average number of shares (000s)
Basic	90,382	89,181	90,237	88,854

Diluted	92,849	91,806	92,771	91,365

COGNOS INCORPORATED

CONSOLIDATED BALANCE SHEETS
(US$000s, U.S. GAAP)

	August 31, 2004	February 29, 2004

Assets	(Unaudited)
Current assets
Cash and cash equivalents	$364,782	$224,830
Short-term investments	75,628	163,411
Accounts receivable	114,824	152,859
Prepaid expenses and other current assets	16,495	16,668
Deferred tax assets	1,815	2,445

	573,544	560,213
Fixed assets	69,048	71,292
Intangible assets	21,431	23,643
Goodwill	172,323	172,323

	$836,346	$827,471

Liabilities
Current liabilities
Accounts payable	$ 23,741	$ 30,698
Accrued charges	23,349	25,483
Salaries, commissions, and related items	52,231	59,903
Income taxes payable	5,550	5,875
Deferred revenue	155,759	178,752

	260,630	300,711
Deferred income taxes	20,176	18,098

	280,806	318,809

Stockholders’ Equity
Capital stock
Common shares and additional paid-in capital (August 31, 2004 - 90,417,883; February 29, 2004 - 89,902,895)	224,676	206,499
Treasury shares (August 31, 2004 - 46,375; February 29, 2004 - 43,500)	(1,199)	(1,065)
Deferred stock-based compensation	(771)	(730)
Retained earnings	334,608	305,399
Accumulated other comprehensive loss	(1,774)	(1,441)

	555,540	508,662

	$836,346	$827,471

COGNOS INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$000s, U.S. GAAP)
(Unaudited)

	Three months ended August 31,		Six months ended August 31,

	2004	2003	2004	2003

Cash flows from operating activities
Net income	$ 27,599	$ 18,158	$ 47,724	$ 30,549
Non-cash items
Depreciation and amortization	6,504	7,318	13,002	14,466
Amortization of deferred stock-based compensation	220	221	405	390
Amortization of other deferred compensation	—	62	7	124
Deferred income taxes	1,285	7,007	2,301	4,053
Loss on disposal of fixed assets	123	9	124	463

	35,731	32,775	63,563	50,045
Change in non-cash working capital
Decrease (increase) in accounts receivable	(8,472)	(5,109)	36,461	31,897
Decrease (increase) in prepaid expenses and other current assets	(699)	(772)	171	(3,860)
Decrease in accounts payable	(18)	(2,153)	(6,985)	(10,778)
Increase (decrease) in accrued charges	1,298	(1,263)	(1,897)	(7,072)
Increase (decrease) in salaries, commissions, and related items	8,468	2,005	(7,275)	(13,788)
Increase (decrease) in income taxes payable	2,048	1,297	(44)	1,159
Decrease in deferred revenue	(8,942)	(5,069)	(21,491)	(15,351)

Net cash provided by operating activities	29,414	21,711	62,503	32,252

Cash flows from investing activities
Maturity of short-term investments	99,081	53,058	244,674	116,810
Purchase of short-term investments	(85,566)	(88,339)	(156,961)	(133,039)
Additions to fixed assets	(4,637)	(5,089)	(7,710)	(11,498)
Additions to intangible assets	(460)	(365)	(529)	(686)
Business acquisition	—	(122)	—	(230)

Net cash provided by (used in) investing activities	8,418	(40,857)	79,474	(28,643)

Cash flows from financing activities
Issue of common shares	8,983	5,643	19,272	18,109
Purchase of treasury shares	(335)	—	(335)	(564)
Repurchase of shares	(9,866)	—	(19,855)	—
Decrease in long-term debt and long-term liabilities	—	—	—	(1,697)

Net cash provided by (used in) financing activities	(1,218)	5,643	(918)	15,848

Effect of exchange rate changes on cash	727	(985)	(1,107)	4,137

Net increase (decrease) in cash and cash equivalents	37,341	(14,488)	139,952	23,594
Cash and cash equivalents, beginning of period	327,441	200,670	224,830	162,588

Cash and cash equivalents, end of period	364,782	186,182	364,782	186,182
Short-term investments, end of period	75,628	98,260	75,628	98,260

Cash, cash equivalents, and short-term investments, end of period	$440,410	$284,442	$440,410	$284,442